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                                                                  EXHIBIT 10.1


                              FOURTH AMENDMENT TO
                              SEAGULL THRIFT PLAN



         WHEREAS, SEAGULL ENERGY CORPORATION (the "Company") has heretofore adopted and maintains the SEAGULL THRIFT PLAN (the "Plan") for the benefit of its eligible employees; and

         WHEREAS, the Company desires to amend the Plan;

         NOW, THEREFORE, the Plan is hereby amended as follows:

I.       Effective January 1, 1993:

         1. The following new Paragraphs (16A), (17A), (19A) and (19B) shall be added to Section 1.01 of the Plan:

         "(16A) DIRECT ROLLOVER: A payment by the Plan to an Eligible Retirement Plan designated by a Distributee.

         (17A) DISTRIBUTEE: Each (A) Member entitled to an Eligible Rollover Distribution, (B) Member's surviving spouse with respect to the interest of such surviving spouse in an Eligible Rollover Distribution, and (C) former spouse of a Member who is an alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, with regard to the interest of such former spouse in an Eligible Rollover Distribution.

         (19A) ELIGIBLE RETIREMENT PLAN: (A) With respect to a Distributee other than a surviving spouse, an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified plan described in section 401(a) of the Code, which under its provisions accepts such Distributee's Eligible Rollover Distribution and (B) with respect to a Distributee who is a surviving spouse, an individual retirement account described in section 408(a) of the Code or an individual retirement annuity described in section 408(b) of the Code.

         (19B) ELIGIBLE ROLLOVER DISTRIBUTION: Any distribution of all or any portion of the Accounts of a Distributee other than (A) a distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for





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                          the life (or life expectancy) of the Distributee or
                          the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated beneficiary or for a specified period of ten years or more, (B) a distribution to the extent such distribution is required under section 401(a)(9) of the Code, (C) the portion of a distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities),
                          (D) a loan treated as a distribution under section 72(p) of the Code and not excepted by section 72(p)(2), (E) a loan in default that is a deemed distribution, (F) any corrective distributions provided in Sections 3.07 and 4.04(b), and (G) any other distribution so designated by the Internal Revenue Service in revenue rulings, notices, and other guidance of general applicability."

         2. The last sentence of Section 10.01(b) of the Plan shall be deleted and the following shall be substituted therefor:

         "No less than thirty days and no more than ninety days before his Benefit Commencement Date, the Committee shall inform the Member of his right to defer his Benefit Commencement Date and shall describe the Member's Direct Rollover election pursuant to Section 10.04 below."

         3. Section 10.01(g) of the Plan shall be deleted and the following shall be substituted therefor:

         "Benefits shall be paid (or transferred pursuant to Section 10.04) in cash except that a Member (or his designated beneficiary or legal representative in the case of a deceased Member) may elect to have the portion of his Accounts invested in Fund A distributed (or transferred pursuant to Section 10.04) in full shares of Company Stock to the extent of the Member's pro rata portion of the shares of Company Stock held in Fund A with any balance of the Member's interest in Fund A (including fractional shares) to be paid or transferred in cash."

         4.  The following new Section 10.04 shall be added to Article X of the
Plan:

                 "10.04 DIRECT ROLLOVER ELECTION.

                 (a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have all or any portion of an Eligible Rollover Distribution (other than any portion attributable to the offset of an outstanding loan balance of such Member pursuant to the Plan's loan procedure) paid directly to an Eligible





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         Retirement Plan specified by the Distributee in a Direct Rollover.
         The preceding sentence notwithstanding, a Distributee may elect a Direct Rollover pursuant to this Section only if such Distributee's Distributions during the Plan Year are reasonably expected to total $200 or more. Furthermore, if less than 100% of the Member's Eligible Rollover Distribution is to be a Direct Rollover, the amount of the Direct Rollover must be $500 or more. Prior to any Direct Rollover pursuant to this Section, the Distributee shall furnish the Committee with a statement from the plan, account, or annuity to which the benefit is to be transferred verifying that such plan, account, or annuity is, or is intended to be, an Eligible Retirement Plan.

                 (b) No less than thirty days and no more than ninety days before his Benefit Commencement Date, the Committee shall inform the Distributee of his Direct Rollover right pursuant to this Section. A distribution or Direct Rollover of the Distributee's benefit may commence less than thirty days after such notice is given, provided that (1) the Committee clearly informs the Distributee that the Distributee has a right to a period of at least thirty days after receiving the notice to consider the decision of whether or not to elect a Direct Rollover and (2) the Distributee, after receiving the notice, affirmatively elects either a distribution or a Direct Rollover or a combination thereof."

         5. The following sentence shall be added to the end Section 11.01(d) of the Plan:

         "Any withdrawal pursuant to this Article XI shall be subject to the Direct Rollover election described in Section 10.04."

II.      Effective August 5, 1993, the following shall be added to the end of
Section 1.01(23) of the Plan:

         "Hours of Service shall also include any hours required to be credited by federal law other than the Act or the Code, but only under the conditions and to the extent so required by such federal law."

III. Effective January 1, 1994, Section 1.01(15) of the Plan shall be deleted and the following shall be substituted therefor:

         "(15) COMPENSATION: The total of all wages, salaries, fees for professional service and other amounts received in cash or in kind by a Member for services actually rendered or labor performed for the Company while a Member to the extent such amounts are includable in gross income, excluding, however, bonuses, incentive or other supplemental pay, reimbursements and other expense allowances, cash and noncash fringe benefits, moving expenses, Company contributions to or payments from this or any other deferred compensation program, whether such program is qualified under section 401(a) of the Code or





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                 nonqualified, welfare benefits, amounts realized from the
                 receipt or exercise of a stock option that is not an incentive stock option within the meaning of section 422 of the Code, amounts realized at the time property described in section 83 of the Code is freely transferable or no longer subject to a substantial risk of forfeiture, amounts realized as a result of an election described in section 83(b) of the Code, any amount realized as result of a disqualifying disposition within the meaning of section 421(a) of the Code and any other amounts that receive special tax benefits under the Code but are not hereinafter included; provided that, for the purposes of this definition, the following shall also be included: (A) elective contributions made on a Member's behalf by the Company that are not includable in income under section 125, section 402(e)(3), section 402(h) or section 403(b) of the Code, (B) compensation deferred under an eligible deferred compensation plan within the meaning of section 457(b) of the Code and (C) employee contributions described in section 414(h) of the Code that are picked up by the employing unit and are treated as employer contributions. The above notwithstanding, the Compensation of any Member taken into account for purposes of the Plan shall be limited to $150,000 for any Plan Year with such amount to be (i) adjusted automatically to reflect any amendments to section 401(a)(17) of the Code and any cost-of-living increases authorized by section 401(a)(17) of the Code, (ii) prorated for a Plan Year of less than twelve months and to the extent otherwise required by applicable law, and (iii) in the case of a Member who is either a five-percent owner of the Company (within the meaning of section 416(i)(1)(A)(iii) of the Code) or is one of the ten most Highly Compensated Employees for the Plan Year and who has a spouse and/or lineal descendants who are under the age of nineteen as of the end of a Plan Year who receive Compensation during such Plan Year, prorated and allocated among such Member, his spouse, and/or lineal descendants under the age of nineteen based on the Compensation for such Plan Year of each such individual."

IV.      As amended hereby, the Plan is specifically ratified and reaffirmed.

         EXECUTED this 1st day of September, 1994.


                                                   SEAGULL ENERGY CORPORATION



                                                   By /s/ ROBERT M. KING
                                                      -----------------------




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